SUB-ITEM 77K

CHANGE IN REGISTRANT S CERTIFYING ACCOUNTANT

On June 5, 2017, KPMG LLP (KPMG) was dismissed as the independent registered public accounting firm of the Trust. Effective August 24, 2017, the Audit Committee of the Board of Trustees of the Trust appointed Cohen & Company, Ltd. (Cohen) as the independent registered public accounting firm of ALPS Series Trust (Trust).

KPMG’s report on the financial statements of Cognios Market Neutral Large Cap Fund, GKE Asian Opportunities Fund, DDJ Opportunistic High Yield Fund, Clarkston Fund, Clarkston Partners Fund and Insignia Macro Fund and subsidiary (each a series of ALPS Series Trust) as of and for the year or period ended September 30, 2016 and for the year or period ended September 30, 2015 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainties, audit scope or accounting principles. During such fiscal periods, and during the period from the end of the most recently completed fiscal year through June 5, 2017, there were no: (1) disagreements between the Trust and KPMG on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreements in connection with their reports on the financial statements for such years, or (2) reportable events of the kind described in Item 304(a)(1)(v) of Regulation S -K under the Securities Exchange Act of 1934.

The Trust has provided KPMG with a copy of this disclosure and has requested KPMG to furnish the Trust with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Trust herein, and, if not, detailing the particular statements with which does not agree. A copy of such letter, dated November 29, 2017 is filed as an exhibit to this Form N-SAR.